Exhibit 5.2

McCarthy Tétrault LLP Suite 4000, 421 7th Avenue SW Calgary AB T2P 4K9 Canada Tel: 403-260-3500 Fax: 403-260-3501

July 29, 2022

Enbridge Inc.

200 Fifth Avenue Place

425 1st Street S.W.

Calgary, Alberta

T2P 3L8

Dear Sirs/Mesdames:

Re:	Enbridge Inc. (the “Corporation”)

Registration Statement on Form S-3

We have acted as Canadian counsel to the Corporation, a corporation governed by the Canada Business Corporations Act, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on July 29, 2022 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance and sale by the Corporation of certain securities, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion is as an exhibit.

The securities to be qualified under the Registration Statement consist of:

(a)

debt securities (“Debt Securities”) to be issued under an indenture dated February 25, 2005, between the Corporation and Deutsche Bank Trust Company Americas (the “Trustee”), as trustee, as amended and supplemented from time to time (the “Base Indenture”), including as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 2012, between the Corporation and the Trustee, the Sixth Supplemental Indenture dated May 13, 2019, among the Corporation, Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP (the “Guarantors”) and the Trustee, the Eighth Supplemental Indenture, dated as of June 28, 2021, among the Corporation, the Guarantors and the Trustee (the Base Indenture as so amended and supplemented, the “Indenture”);

(b)	guarantees of Debt Securities of the Corporation by the Guarantors to be issued under the Indenture;

(c)	common shares (“Common Shares”) in the capital of the Corporation; and

(d)	cumulative redeemable preference shares, issuable in series (the “Preference Shares”).

Scope of Review

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the Registration Statement, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Corporation dated July 29, 2022.

The opinions herein expressed are restricted to the laws of the Province of Alberta and the laws of Canada applicable therein in effect as of the date hereof.

Opinion

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Corporation is validly existing as a corporation under the Canada Business Corporations Act.

2.

The filing of the Registration Statement with the SEC has been duly authorized by and on behalf of the Corporation and the Registration Statement has been duly executed pursuant to such authorization by and on behalf of the Corporation.

3.

When the Common Shares have been duly authorized by the Corporation and all necessary corporate action has been taken for the execution, issuance and delivery of the Common Shares against payment therefor as contemplated in the Registration Statement and any applicable agreement of purchase and sale, such Common Shares will be validly issued as fully paid and non-assessable.

4.

When the Preference Shares have been duly authorized by the Corporation and all necessary corporate action has been taken for the creation, execution, issuance and delivery of the Preference Shares against payment therefor as contemplated in the Registration Statement and any applicable agreement of purchase and sale, such Preference Shares will be validly issued as fully paid and non-assessable.

5.

The Indenture has been duly authorized and, to the extent execution and delivery are governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, executed and delivered by the Corporation and forms a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

6.

The creation of the Debt Securities has been duly authorized by the Corporation and, when the terms of the particular Debt Securities have been duly authorized by all necessary corporation action in conformity with the Indenture, to the extent issuance, execution and delivery are governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, when the Debt Securities have been issued, executed and delivered by the Corporation against payment therefor as contemplated in the Registration Statement and any applicable agreement of purchase and sale and when duly authenticated by the trustee in the manner described in the Indenture and under New York law, the provisions of the Debt Securities expressly stated therein to be governed by the laws of the Province of Alberta will form legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

With respect to the opinions expressed in sections 5 and 6, the enforceability of the Indenture and the Debt Securities may be limited by:

(a)	any applicable bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights generally;

(b)	the qualification that the granting of equitable remedies such as specific performance and injunction are in the discretion of the court having jurisdiction;

(c)	the equitable or statutory power of the court having jurisdiction to stay proceedings before it and the execution of judgments;

(d)	the qualification that legal or equitable claims may become barred under laws regarding limitation of actions;

(e)	the qualification that the Currency Act (Canada) precludes a court in Canada from rendering a judgment in a currency other than Canadian dollars; and

(f)	a court’s discretion in:

(i)	enforcing any provision of any agreement providing that modifications, amendments or waivers of or with respect to any such agreement that are not in writing will not be effective;

(ii)	enforcing any section of the Indenture that purports to waive or limit rights or defences of a party;

(iii)	enforcing any provision of the Indenture that purports to sever from such agreement any provision that is found to be void or unenforceable; and

(iv)	treating as conclusive, final or binding those certificates and determinations of fact which the Indenture state are to be so treated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Validity of Securities” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ McCarthy Tétrault LLP